EXHIBIT 10.4

                                LETTER OF INTENT

      DND Technologies, Inc., a Nevada corporation who address is 375 E. Elliot Road Building 6, Chandler Arizona 85225 ("DNDT"), and ESL Elektronik Handels GmbH, a German corporation whose address is Am Mitterfeld 35, 85622 Weissenfeld, Germany ("ESL") hereby enter into this Letter of Intent:

      WHEREAS DNDT is a publicly-held, fully-reporting corporation, listed on the OTCBB under the symbol "DNDT";

      WHEREAS ESL is in the business of developing and manufacturing and servicing and selling semiconductor and related equipment;

      WHEREAS DNDT desires to acquire ESL in a tax-free, merger share exchange;

      THEREFORE the parties intend as follows:

            1. DNDT, a Nevada corporation, shall have current audited financials through 12/31/00, a share 23,000,000 shares outstanding which corporation shall acquire 100% of the issued and outstanding shares of ESL in a share-for-share, tax-free exchange transaction or through a triangular merger, whereby DNDT shall issue to the ESL shareholders approximately 2,000,000 shares, with an additional 200,000 shares outstanding and/or issued to certain key employees of ESL and up to 1,000,000 additional shares based on performance over the next five years (the "Merger"). DNDT shall have no outstanding derivative securities such as warrants, options or other rights to acquire equity in DNDT aside from those disclosed in writing to ESL.

            2. ESL shall be responsible for making all necessary federal and related filings in order to effect this merger in Germany. DNDT shall be responsible for making all necessary federal and related filings in order to effect this merger in the USA to file the appropriate documents with the State of Nevada and such other states as required by the transactions, to file applicable Form 8-K and consolidated audited financial statements

            3. At or before the time of the closing of the reorganization, all existing officers and directors of ESL except for Gerhard Marschner shall resign, and DNDT shall appoint officers and directors as agreed by the parties.

            4. At the time of the closing of the reorganization, ESL shall be in good standing in its state of incorporation, and shall be current with all debts, licenses, taxes and related obligations.

            5. ESL shall cause an audit to be performed on ESL, which audit shall be current within 60 days of the closing of the reorganization.

            6. The parties recognize that in connection with this Letter of Intent and the performance thereof, the parties may become aware of or familiar with programs, systems, programming code, software processes, formulae, procedures, schedules, financials, information and/or materials which DNDT and ESL has spent a great deal of time and money to develop, which are essential to the business of DNDT and ESL, and which comprise confidential information and trade secrets of DNDT and ESL, and the

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      parties agree not to disclose any such trade secrets, except as the parties may otherwise agree.

            7. The parties recognize that in connection with this Letter of Intent and the performance thereof, DNDT shall incur numerous expenses, and shall expend time and services related to the reorganization with ESL, and the parties agree that, absent a termination of this Letter of Intent, the parties shall not circumvent DNDT through a merger or reorganization with a company unrelated to DNDT. Each of the parties shall be responsible for their own legal fees and expenses.

            8. The parties' obligation to complete the Merger shall be contingent upon those conditions that are usual and customary, including without limitation (i) that every party shall obtain such due corporate and shareholder authorization as may be required to enter into a definitive agreement and consummate the Merger, (ii) that every party shall obtain approval of the Merger by such federal, state, local and foreign regulatory agencies or legal authorities having jurisdiction over each of them or the Merger as may be required or desirable, (iii) that a due diligence examination be conducted; (iv) that the results of such due diligence examinations shall be acceptable to the parties in their sole respective discretion; (v) that Seller has obtained all necessary third party consents; and (vi) that standard representations and warranties be mutually agreed upon. In the event any of the foregoing conditions are not satisfied prior to the anticipate closing date, the parties shall have the right, in their sole discretion, to either waive such condition and close the Merger or terminate the definitive agreement and thereafter, neither of the parties will be obligated to continue further to bring its consummation.

            9. This Letter of Intent may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. This letter may be accepted and delivered by facsimile transmissions.

            10. The purpose of this letter is to outline the broad terms of the proposed transaction and to confirm the intention of the parties to proceed further. Except for the provisions set forth in paragraph 7 above, which is intended to be and is a binding obligation, (a) this letter is not intended to create any binding obligation; and (b) no one shall have any binding obligation under this letter to enter into a definitive agreement providing for the proposed merger or to consummate such merger or of any other kind whatsoever. All other binding obligations on the part of the parties must await the execution and delivery of the definitive agreement. This letter states the present intention of the parties made in good faith and replaces and supersedes all previous correspondence and discussions concerning the Merger.

      DATED this 31st day of January, 2003.


                                      DND Technologies, Inc.

                                      By: /s/ Douglas N. Dixon
                                          --------------------
                                      Douglas N. Dixon, CEO and Chairman


                                      ESL Elektronik GmbH

                                      By: /s/ Gerhard Marschner
                                          ---------------------
                                      Gerhard Marschner, ______________________